Exhibit 10.2

SECOND AMENDMENT

TO THE

CASH AMERICA INTERNATIONAL, INC. FIRST AMENDED AND RESTATED

2004 LONG-TERM INCENTIVE PLAN, AS AMENDED

THIS SECOND AMENDMENT to the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “Plan”), is made on this 24th day of May, 2012, by Cash America International, Inc. (the “Company”).

W I T N E S S E T H :

WHEREAS, the Company maintains the Plan to provide long-term incentive awards to its eligible employees, consultants and directors; and

WHEREAS, Section 13 of the Plan permits the Board of Directors of the Company to amend the Plan at any time; and

WHEREAS, the Company desires to amend the Plan as set forth below.

NOW, THEREFORE, the Plan is hereby amended as follows, effective for awards granted on or after the date set forth above:

1.	Section 5(b) shall be amended by deleting said section in its entirety and by substituting in lieu thereof the following:

(b)	ACCOUNTING FOR AWARDS. For purposes of this Section 5, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, including in connection with the satisfaction of tax obligations relating to an Award, shall not be available for granting future Awards under the Plan. In addition, Shares covered by an Award or to which an Award relates that are (a) not purchased, (b) forfeited, or (c) not delivered to the Participant if an Award otherwise terminates, shall not be available for granting future Awards under the Plan.

2.	Section 11(b) shall be amended by deleting said section in its entirety and by substituting in lieu thereof the following:

(b)

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS. Restricted Stock Units granted pursuant to this Section 11 shall vest in substantially equal 1/12th increments, with the first eleven increments vesting on the last day of each of the first eleven calendar months ending after the date of the grant (including the last day of the calendar month in which the Restricted Stock Units were granted) and the twelfth increment vesting on the earlier of (i) the last day of the twelfth calendar month ending after the date of the grant or (ii) the day immediately preceding the date of the Stockholders Meeting held in the first calendar year following the date of the grant. Grantees will only be entitled to receive Shares of Common Stock relating to vested Restricted Stock Units. Upon a Change in Control, all unvested Restricted Stock Units shall automatically vest and Grantees shall be entitled to receive all such vested Restricted Stock Units as of such Change in Control.

3.	Section 14 shall be amended by adding the following subsection (m) thereto:

(m)	COMPENSATION RECOVERY. Notwithstanding anything in the Plan to the contrary, in the event that the Company is required to materially restate its financial results due to the Company’s material noncompliance with any financial reporting requirement under Federal securities laws, excluding a restatement of such financial results due solely to a change in generally accepted accounting principles in the United States or such other accounting principles that may be adopted by the Securities and Exchange Commission and are or become applicable to the Company, the Committee may, in its discretion or as necessary to comply with applicable law, (a) cancel part or all of the outstanding portion of any Award, whether or not vested, and/or (b) require a Participant to repay the Company an amount equal to all or any portion of the value of Shares that have been issued and other payments that have been made to the Participant pursuant to any Award within the two years preceding the date on which the Company is required to prepare an accounting restatement, to the extent that such value or payment amount was based on the erroneous data and exceeded the value or amount that would have been paid to the Participant under the accounting restatement. Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation shall be satisfied in cash or in such other form of consideration, such as Shares, permitted by applicable law and acceptable to the Committee, and the Committee may provide for an offset to any future payments owed by the Company or its Affiliates to the Participant if necessary to satisfy the repayment obligation; provided however, that if any such offset is prohibited under applicable law, the Committee shall not permit any such offset and may require immediate repayment by the Participant. Notwithstanding the foregoing, to the extent required to comply with applicable law, the listing requirements of the New York Stock Exchange or such other national securities market or exchange as may at the time be the principal market for the Common Stock, and/or any compensation recovery or clawback policy adopted by the Company after the Effective Date, the Company may unilaterally amend this Section 14(m) and such amendment shall be binding on all Participants; provided, however, regardless of whether the Company makes such a unilateral amendment, all Participants shall be bound by any compensation recovery or clawback policy adopted by the Company after the Effective Date.

4.	All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Plan.

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Company on the date first written above.

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ James H. Graves
James H. Graves
Chairman, Management Development and Compensation Committee

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